Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SPONGETECH DELIVERY SYSTEMS, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF MARCH, A.D. 2008, AT 2:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3601970 8100

AUTHENTICATION: 6436067

080294692

DATE: 03-10-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:12 PM 03/07/2008
FILED 02:01 PM 03/07/2008
SRV 080294692 - 3601970 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
SPONGETECH DELIVERY SYSTEMS, INC.

The undersigned, being the Chief Financial Officer of **SPONGETECH DELIVERY SYSTEMS, INC.**, a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Spongetech Delivery Systems, Inc. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was December 16, 2002.

2. Article FOURTH of the certificate of incorporation of the Corporation is hereby superseded and replaced as follows:

> "Number and Designation. The Corporation shall have authority to issue 420,000,000 shares of capital stock of which 400,000,000 shall be shares of common stock, par value $0.001 per share (Common Stock") and 20,000,000 shall be shares of preferred stock, par value $0.001 per share ("Preferred Stock"). Upon payment of consideration such shares shall be deemed fully paid and non-assessable."

3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and the holders of a majority of the Corporation's outstanding common stock, in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Kimberly Landry, its Chief Executive Officer, this 7th day of March 2008.

Spongetech Delivery Systems, Inc.

By: ______________________
Steven Moskowitz
Chief Financial Officer